UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   November 19, 2003

PIVOTAL CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada

(State or Other Jurisdiction of Incorporation)

000-26867	98-0366456

(Commission file number)	(I.R.S. Employer Identification No.)

Suite 700 – 858 Beatty Street
Vancouver, British Columbia, V6B 1C1

(Address of Principal Executive Offices and Zip Code)

Telephone (604) 699-8000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Item 9.  Regulation FD Disclosure

Pivotal Clarifies Details of its Prior Contact with CDC Software;
Reaffirms Oak/Talisma Transaction

Vancouver, B.C. – November 19, 2003 – The Special Committee of Pivotal Corporation (Nasdaq: PVTL; TSX: PVT), today clarified the significant prior contact which Pivotal and its financial advisors have had with CDC Software as part of the ongoing process to maximize value for Pivotal’s shareholders. This clarification is intended to correct certain erroneous statements made in a press release issued today by CDC. Pivotal reaffirms its support for the proposed acquisition by Oak/Talisma to be considered at a shareholder meeting on November 21, 2003.

In a press release issued earlier today, CDC stated that it “was not included in the solicitation of offers conducted by Pivotal’s financial advisor despite various efforts to do so”. The fact is that CDC was included in this process and was given every opportunity to participate. Details of the interactions between Pivotal and CDC are described below.

Early in 2003, Pivotal had exploratory discussions with CDC about CDC’s interest in pursing a merger transaction with Pivotal. Those discussions ended in late April, 2003 when CDC indicated it was not interested in pursuing a merger with Pivotal, but was instead interested in discussing a strategic partnering arrangement. As such an arrangement was not of interest to Pivotal, discussions progressed no further.

In April, 2003 Pivotal retained RBC Dain Rauscher as its financial advisors to assist with the process to maximize shareholder value. RBC contacted a total of 47 parties to assess their interest in pursuing transactions with Pivotal. CDC was one of these 47 parties.

The contact between Pivotal (and its advisors) and CDC (and its advisors) included:

•	RBC contacting CDC’s financial advisors to assess CDC’s initial interest in pursuing a transaction with Pivotal on June 6, 2003;

•	RBC delivering a confidential information memorandum about Pivotal to CDC’s financial advisors on Tuesday, June 10, 2003 at 2:06 p.m.(Pacific time);

•	RBC delivering a draft non-disclosure agreement to CDC's financial advisors on June 19, 2003;

•	RBC following up with CDC’s financial advisors to assess CDC’s interest in pursuing a transaction via a number of phone calls throughout the remainder of June and into July; and

•	RBC communicating to CDC’s financial advisors on July 14, 2003, to inform them that, if they wished to participate in the process, they needed to inform RBC of that fact by the bid deadline at the end of July, 2003. CDC’s financial advisors did not respond by that deadline.

In addition, in conversations with the Special Committee on November 15, 2003, Peter Yip, CDC’s Chief Executive Officer, indicated that internal issues had previously prevented CDC from participating in the bidding process, but that those issues had now been resolved.

The Special Committee wishes to remind shareholders that it emphasized to CDC, on a number of occasions in their discussions over the weekend that CDC’s proposal was deficient for a number of reasons including that it was subject to a number of broadly stated conditions and there would be significant risk that the transaction would never be completed. CDC’s press release from earlier today did not address any of these concerns or provide Pivotal’s shareholders any further certainty. Accordingly, the Special Committee reiterates its rejection of CDC’s conditional proposal as described in Pivotal’s November 18, 2003 press release and reaffirms its support of the Oak/Talisma transaction.

The extraordinary general meeting of shareholders remains scheduled for 2:30 pm (Vancouver time) on November 21, 2003 and Pivotal encourages all shareholders to attend the meeting and vote their shares in favour of the transaction with Oak/Talisma. In order to ensure shareholders have maximum time to consider recent developments and vote on the Oak/Talisma transaction, the Chairman of the extraordinary meeting has indicated he intends to exercise his discretion to permit shareholders to exercise their voting rights by proxy right up to the start of the meeting. Beneficial shareholders who are not registered shareholders should consult with their financial advisors, banks, brokerage firms or custodians to determine if an earlier proxy voting cutoff may apply to them.

The Special Committee will keep shareholders updated as developments warrant.

Investor Contact:

Divesh Sisodraker
Tel:  604/699-8000
Email:  investor-relations@pivotal.com

Press Contact:

Leslie Castellani
Tel:  604/699-8151
Email:  lcastellani@pivotal.com

© 2003 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

PIVOTAL CORPORATION

Date: November 19, 2003
/s/ Trevor Wiebe
Trevor Wiebe In-House Counsel and Corporate Secretary